As filed with the Securities and Exchange Commission on January 12, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KITTY HAWK, INC.
(Exact name of registrant as specified in its charter)

Delaware	75-2564006
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Kitty Hawk, Inc. 1515 West 20th Street P.O. Box 612787 DFW International Airport, Texas 75261 (972) 456-2200	Steven E. Markhoff
Vice President Strategic Planning, General Counsel
and Corporate Secretary of Kitty Hawk, Inc.
1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas 75261
(972) 456-2200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Garrett A. DeVries, Esq.
Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202
(214) 651-5000

Approximate date of commencement of proposed sale of securities to the public:  From time to time after the Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class	Amount to be	Offering Price	Aggregate	Registration
of Securities to be Registered	Registered (2)(3)	Per Unit(4)	Offering Price	Fee
Common Stock offerable by the selling stockholders named in this prospectus(1)	25,402,628	$1.135	$28,831,983	$3,085.02

(1)	Each share of common stock is accompanied by one preferred share purchase right as set forth in the Rights Agreement, dated as of January 21, 2004, as amended to date, by and between Kitty Hawk, Inc. and American Stock Transfer and Trust Company.
(2)	Consists of (i) 6,382,627 outstanding shares of common stock beneficially owned by Lloyd I. Miller, III as of the date of this registration statement, (ii) 15,410,245 shares of common stock issuable upon the conversion of outstanding shares of Series B Convertible Redeemable Preferred Stock held by the selling stockholders as of the date of this registration statement, and (iii) 3,609,756 shares of common stock issuable upon the exercise of outstanding warrants held by the selling stockholders as of the date of this registration statement.
(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.
(4)	The proposed maximum offering price per unit for these shares is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon average of the high and low prices of our common stock as quoted on the American Stock Exchange on January 11, 2006 (within 5 business days prior to filing this registration statement).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 12, 2006

PROSPECTUS

25,402,628 Shares

KITTY HAWK, INC.

Common Stock

This prospectus relates to offers and sales from time to time by the selling stockholders identified in this prospectus of up to 25,402,628 shares of our common stock, par value $0.000001 per share, consisting of: 6,382,627 outstanding shares of our common stock; 15,410,245 shares of our common stock issuable upon conversion of shares of our outstanding Series B Convertible Redeemable Preferred Stock, par value $0.01 per share; and 3,609,756 shares of our common stock issuable upon the exercise of warrants outstanding as of the date of this prospectus. This prospectus does not cover the issuance of any shares of common stock by us to the selling stockholders. Except for underwriting discounts and selling commissions, which may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

The selling stockholders may sell the shares of common stock from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling stockholders may sell the shares of common stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling stockholders, purchasers in connection with sales of the shares of common stock, or both. Additional information relating to the distribution of the shares of common stock by the selling stockholders can be found in this prospectus under the heading “Plan of Distribution.” If underwriters or dealers are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in a supplement to this prospectus.

We will not receive any proceeds from sales of shares of our common stock by the selling stockholders, other than payment of the exercise price of the warrants upon their exercise.

Investing in our common stock involves risks. Please see “Risk Factors” beginning on page 3.

Our common stock currently trades on the American Stock Exchange under the trading symbol “KHK.” The last reported sales price of our common stock on the American Stock Exchange on January 11, 2006 was $1.12 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          .

Page

About This Prospectus	i
Where You Can Find Additional Information	ii
Incorporation by Reference	ii
Cautionary Language Regarding Forward-Looking Statements	iii
Kitty Hawk, Inc.	1
Use of Proceeds	2
Risk Factors	3
Selling Stockholders	12
Plan of Distribution	15
Experts	17
Legal Matters	17
Certificate of Designation, Preferences and Rights of Series B Preferred Stock
Registration Rights Agreement
Securities Purchase Agreement
Standstill Agreement
Form of Common Stock Purchase Warrant
Opinion and Consent of Haynes and Boone, LLP
Consent of Grant Thornton LLP

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders referred to in this prospectus may offer and sell from time to time up to 6,382,627 outstanding shares of our common stock, 15,410,245 shares of our common stock issuable on conversion of Series B Convertible Redeemable Preferred Stock (subject to adjustment for antidilution events), and 3,609,756 shares of our common stock issuable on the exercise of warrants outstanding at an exercise price of $0.82 per share (subject to adjustment for antidilution events).

This prospectus does not cover the issuance of any shares of common stock by us to the selling stockholders, and we will not receive any of the proceeds from any sale of shares by the selling stockholders. We will receive the payment of the exercise price of the warrants upon their exercise. Except for underwriting discounts and selling commissions, which may be paid by the selling stockholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

Information about the selling stockholders may change over time. Any changed information given to us by the selling stockholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the selling stockholders will also be required to provide a prospectus supplement containing specific information about the terms on which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

In this prospectus, the words “Kitty Hawk,” “Company,” “we,” “our,” “ours” and “us” refer to Kitty Hawk, Inc., and its subsidiaries, unless otherwise stated or the context requires.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the Public Reference Room of the SEC at 100 F. Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC at that address. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities. Our SEC filings are also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to these reports are available free of charge through a link to the SEC website in the Investor Relations section of our Internet website, www.kittyhawkcompanies.com.

INCORPORATION BY REFERENCE

We may “incorporate by reference” in this prospectus the information we file with the SEC, which means:

•	incorporated documents are considered part of this prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we subsequently file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated by reference in this prospectus. Any statement so updated or superseded shall not be deemed, except as so updated or superseded, to constitute part of this prospectus.

We incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of the effectiveness of the registration statement of which this prospectus is a part. In addition, except to the extent such information has been updated or superseded by the information in this prospectus, we incorporate by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005;

•	our Current Report on Form 8-K, dated May 10, 2005, regarding the resignation from the Company of Randy Leiser, our former Vice President and Chief Financial Officer;

•	our Current Report on Form 8-K, dated June 13, 2005, regarding the employment agreement between Kitty Hawk Aircargo, Inc., a wholly owned subsidiary of the Company, and Robert Barron, the Vice President and Chief Operating Officer of Kitty Hawk Aircargo, Inc.;

•	our Current Report on Form 8-K, dated June 30, 2005, regarding election of Raymond B. Greer as a director of the Company;

•	our Current Report on Form 8-K, dated July 7, 2005, regarding amendment of our 2003 Long Term Equity Incentive Plan to increase the number of shares of common stock authorized for issuance thereunder by 500,000 shares to 7,000,000 shares;

•	our Current Report on Form 8-K, dated July 15, 2005, regarding the appointment of James R. Kupferschmid as Vice President and Chief Financial Officer;

•	our Current Report on Form 8-K, dated July 20, 2005, regarding the employment agreement between the Company and James R. Kupferschmid, Vice President and Chief Financial Officer;

•	our Current Report on Form 8-K, dated October 5, 2005, regarding changes to our outside director compensation arrangements;

•	our Current Report on Form 8-K, dated October 10, 2005, regarding the expansion of our current ground freight transportation network and services beginning October 31, 2005; and

•	our Current Report on Form 8-K, dated November 14, 2005, regarding the sale of Series B Convertible Redeemable Preferred Stock and Warrants and the Second Amendment to Credit and Security Agreement.

In addition, we incorporate by reference the description of our common stock, which is contained in our registration statement on Form 8-A, filed with the SEC on August 23, 2004, as updated or amended in any amendment or report filed for such purpose.

You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC’s website or at the SEC’s address listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in this prospectus. You can request a copy of the documents incorporated by reference in this prospectus, and any documents and agreements referred to in this prospectus by requesting them in writing or by telephone from us at the following address:

Kitty Hawk, Inc.
1515 West 20th Street
P.O. Box 612787
DFW International Airport, Texas 75261
Attention: Shareholder Services
Telephone: (972) 456-2200

CAUTIONARY LANGUAGE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” concerning our business, operations and financial performance and condition. When we use the words “estimates,” “expects,” “forecasts,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions in this prospectus, we intend to identify forward-looking statements.

We have based our forward-looking statements on our current assumptions, expectations and projections about future events. We have expressed our assumptions, expectations and projections in good faith, and we believe there is a reasonable basis for them. However, we cannot assure you that our assumptions, expectations or projections will prove to be accurate.

A number of risks and uncertainties could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. These risks, uncertainties and other important factors include, without limitation, the following, some of which are described more fully under the heading “Risk Factors”:

•	loss of key suppliers, significant customers or key management personnel;

•	increased competition, including the possible impact of any mergers, alliances or combinations of competitors;

•	changes in the cost and availability of jet fuel and diesel fuel and our ability to recapture increases in the cost of jet fuel and diesel fuel through the use of fuel surcharges and/or price increases;

•	with respect to our scheduled freight network, the continuing high cost of jet and diesel fuel leading to a higher total price for our services which impacts the freight purchasing decision for our customers and/or shippers resulting in a shift to less expensive modes of transportation;

•	with respect to our recent expansion of our ground freight transportation network to include scheduled less-than-truckload deferred freight transportation services, potential competitive reactions from other less-than-truckload carriers;

•	limitations upon financial and operating flexibility due to the terms of our Credit Facility;

•	changes in our capital resources and liquidity;

•	financial costs and operating limitations imposed by both the current and the potential additional future unionization of our workforce;

•	payment defaults by our customers;

•	write-downs of the value of our aircraft parts, airframes or aircraft engines;

•	changes in the cost of Boeing 727-200 cargo aircraft maintenance and/or changes in the cost of Boeing 737-300SF cargo aircraft maintenance outside the scope of our power-by-the-hour maintenance agreement;

•	changes in general economic conditions;

•	changes in the cost and availability of ground handling and storage services;

•	changes in the cost and availability of aircraft or replacement parts;

•	changes in our business strategy or development plans;

•	changes in government regulation and policies, including regulations affecting maintenance requirements for, and availability of, aircraft and airworthiness directives;

•	foreign political instability and acts of war or terrorism;

•	adverse litigation judgments or awards;

•	the ability to successfully integrate and operate our less-than-truckload ground network;

•	the ability to attract sufficient customers and freight volumes for our less-than-truckload ground network;

•	findings of environmental contamination;

•	limitations in our ability to find, acquire and integrate replacement aircraft for our Boeing 727-200 cargo aircraft under terms and conditions that are satisfactory to us; and

•	limitations in our ability to offset income with our future deductible tax attributes.

Other factors may cause our actual results to differ materially from the forward-looking statements. These forward-looking statements speak only as of the date of this prospectus and, except as required by law, we do not undertake any obligation to publicly update or revise our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

KITTY HAWK, INC.

General

Kitty Hawk is a holding company and currently operates through its two wholly-owned subsidiaries, Kitty Hawk Cargo and Kitty Hawk Aircargo. During the nine months ended September 30, 2005, we generated 97.5% of our revenue from Kitty Hawk Cargo’s scheduled freight network and 2.5% of our revenue from Kitty Hawk Aircargo’s cargo airline.

Scheduled Freight Network

Through Kitty Hawk Cargo, we operate a comprehensive independent city-to-city scheduled freight network serving selected cities in the continental U.S. and Canada and San Juan, Puerto Rico, providing expedited and time-definite freight services. In addition, we have business alliances that allow us to provide expedited freight services to Alaska, Hawaii and Mexico. Beginning October 31, 2005, we expanded our ground freight transportation network to include scheduled coast-to-coast, less-than-truckload, or LTL, deferred freight service to 28 cities. Our LTL ground network is a scheduled, time-definite coast-to-coast deferred trucking network currently operated by Kitty Hawk Cargo through the use of contracted dedicated trucks and trailers from truck load trucking carriers who provide the trucks, trailers, drivers, insurance, fuel and permits. We expect our LTL ground network to grow to approximately 46 cities during the first quarter of 2006.

Expedited and/or time-definite freight includes freight of varying sizes and weights. Expedited freight typically includes freight transit times from a few hours to overnight to second morning. Deferred freight includes freight times of overnight to as long as two, three, four or five days. Time-definite transit times may vary, subject to customer preference and acceptance by the transportation provider. Our air network generally competes in the heavy weight and oversized, next-morning and two-day expedited freight segment of the U.S. freight transportation industry. Beginning October 31, 2005, our LTL ground network generally competes in the heavy weight and oversized deferred freight segment of the U.S. freight transportation industry.

As an independent freight network, we typically do not transport freight from shippers to our cargo facilities or from our cargo facilities to recipients. Our customers are generally not the ultimate shipper but rather freight forwarders, logistics companies and integrators, who either transport freight to and from our cargo facilities in the origin and destination cities we serve or arrange for others to provide these services. On a limited basis, for an additional fee, we offer an airport-to-door delivery option to our freight forwarder and logistics company customers and occasionally, upon request and for an additional fee, arrange for the initial pick up of freight from shippers by contracting with local cartage agents in major metropolitan areas of the continental U.S.

Cargo Airline

Kitty Hawk Aircargo, our cargo airline, primarily provides air freight transportation services for Kitty Hawk Cargo’s scheduled freight network. During the nine months ended September 30, 2005, Kitty Hawk Aircargo provided 96.4% of the revenue block hours flown in Kitty Hawk Cargo’s scheduled freight network.

In addition, when Kitty Hawk Aircargo’s aircraft are not being used in our scheduled freight network, Kitty Hawk Aircargo provides air freight transportation services which include the aircraft, crew, maintenance and insurance, also known as ACMI, and ad-hoc charters for a variety of customers. When providing such operations, Kitty Hawk Aircargo improves the utilization of its aircraft and generates additional revenue when its aircraft would otherwise be idle. During the nine months ended September 30, 2005, ACMI and ad-hoc charters generated approximately 2.5% of our revenues.

As of December 31, 2005, Kitty Hawk Aircargo operated five owned Boeing 727-200 cargo aircraft, six Boeing 727-200 cargo aircraft available under an aircraft and engine use agreement and seven Boeing 737-300SF cargo aircraft under ten year operating leases.

USE OF PROCEEDS

We will not receive any proceeds from sales of shares of our common stock by the selling stockholders. We will receive approximately $3.0 million from the exercise price of the warrants held by the selling stockholders if the warrants are exercised in full. To the extent we receive any proceeds from the exercise of the warrants, we expect to use the proceeds for general corporate purposes.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following factors before making an investment decision. Investing in the common stock of our company involves a high degree of risk. The occurrence of any one or more of the following could materially adversely affect your investment in the common stock or our business and operating results.

Risks Relating to Our Business

We derive a significant portion of our revenues from a limited number of customers, and the loss of their business or payment defaults by one or more of them could have a material adverse effect on our results of operations.

While we have over 550 active freight forwarder and logistics company customers, during the nine months ended September 30, 2005, our top 25 customers accounted for over 64.5% of our scheduled freight revenue and our top three customers accounted for approximately 24.8% of our scheduled freight revenue. During the nine months ended September 30, 2005, our top three customers were Pilot Air Freight, Inc., Eagle Global Logistics, Inc. and AIT Freight Systems, Inc., which accounted for 11.1%, 7.9% and 5.8% of our total scheduled freight revenue, respectively.

We do not have any material minimum shipping contracts with our customers, including our most significant customers. The loss of one or more of these customers, or a significant reduction in any of these customer’s use of our services, could have a material adverse effect on our results of operations.

In addition, as of September 30, 2005, we had a significant concentration of credit risk as approximately 49.3% of our outstanding accounts receivable were from ten customers and 13.7% of our outstanding accounts receivable were attributable to one customer. A payment default by one of these customers could have a material adverse effect on our results of operations.

Our inability to schedule the Boeing 737-300SF cargo aircraft in our operations to achieve sufficient utilization could have a material adverse impact on our results of operations.

During the course of 2005, we took delivery of seven leased Boeing 737-300SF cargo aircraft. We have deployed our Boeing 737-300SF cargo aircraft in situations in which we can take advantage of their lower operating costs and improved performance characteristics and in situations for which their capacity is better suited than our Boeing 727-200 cargo aircraft. In addition, we have developed fleet operating and utilization schedules that largely offset the higher lease and insurance costs of the Boeing 737-300SF cargo aircraft by achieving a higher average utilization per aircraft as compared to the Boeing 727-200 cargo aircraft. During 2005, due to the costs and other factors which were attributable to the induction of the Boeing 737-300SF cargo aircraft, we have not fully offset the higher lease and insurance costs of the Boeing 737-300SF cargo aircraft as compared to our Boeing 727-200 cargo aircraft.

If we are unable to achieve sufficient utilization of our Boeing 737-300SF cargo aircraft, we may not be able to offset its higher lease and insurance costs with its lower operating costs. Further, because the operating leases for the Boeing 737-300SF cargo aircraft contain restrictions on our ability to sublease the aircraft and prohibit us from terminating the leases prior to the expiration of the initial ten-year term, we may not be able to sublease these aircraft or terminate the leases if we are unable to generate sufficient utilization. Our inability to achieve sufficient utilization of the Boeing 737-300SF cargo aircraft in our operations could have a material adverse effect on our results of operations.

Our inability to execute upon our plans to expand our scheduled LTL ground freight transportation network, or to manage that new line of business, could have a material adverse effect on our results of operations.

Beginning October 31, 2005, we expanded our ground freight transportation network to include scheduled coast-to-coast, LTL deferred freight service to 28 cities. Our LTL ground network is a scheduled, time-definite coast-to-coast deferred trucking network currently operated by Kitty Hawk Cargo through the use of contracted dedicated trucks and trailers from truck load trucking carriers who provide the trucks, trailers, drivers, insurance, fuel and permits. We expect our LTL ground network to grow to approximately 46 cities during the first quarter of 2006. Our growth plans will place significant demands on our management and operating personnel. If we are unable to manage the implementation and growth of our LTL ground network effectively, our business, results of operations and financial condition may be adversely affected. Accordingly, our business and future operating results will depend on the ability of our management and operating personnel to implement and expand our LTL ground network.

The as-needed nature of our scheduled freight business and the types of industries we serve subjects our business to significant market fluctuations that are beyond our control and a downward market fluctuation could have a material adverse effect on our results of operations.

Our scheduled freight network relies on customers who need expedited or time-definite delivery on an as-needed basis for air freight and deferred delivery on an as-needed basis for ground freight. As the freight is shipped on an as-needed basis, we do not have contracts with our customers. Without customer contracts, the overall demand for our freight services is primarily influenced by the health of the U.S. economy, which is cyclical in nature, the seasonality and economic health of the industries generating the freight we transport in our network and the availability, reliability and cost of alternative freight services including services from competitors who are larger than us, serve more cities than we do and have more financial resources than we do. The amount of freight shipped in our scheduled freight network during any particular time period can fluctuate significantly due to the foregoing factors.

The U.S. freight transportation industry is highly competitive and, if we cannot successfully compete, our results of operations and profitability may be materially adversely affected.

The U.S. freight transportation industry is extremely large and encompasses a broad range of transportation modes and service levels. Much of the freight shipped in the U.S. is transported on an expedited or “time-definite” basis. Expedited freight transit times vary from a few hours or overnight to as long as two, three, four or five days. Expedited freight includes freight of varying sizes and weights, from as small as envelopes to heavy weight or oversized freight requiring dedicated aircraft or trucks.

We generally compete in the inter-city, heavy weight expedited freight segment of the U.S. freight transportation industry. This segment of the industry is highly competitive and very fragmented. The ability to compete effectively in this segment depends on price, frequency of service, cargo capacity, ability to track freight, extent of geographic coverage and reliability. We generally compete with regional delivery firms, commercial passenger airlines that provide freight service on their scheduled flights, trucking companies for deliveries of less than 1,000 mile distances, regional and national LTL trucking companies and integrated freight transportation companies, such as BAX Global, FedEx and United Parcel Service. Many of our competitors have substantially larger freight networks, serve significantly more cities and have considerably more freight system capacity, capital and financial resources than we do.

In addition, our expedited freight services network is experiencing increased competition from integrated carriers and trucking networks that provide lower cost second- and third-day alternatives to our overnight air freight services.

Our ability to attract and retain business also is affected by whether, and to what extent, our customers decide to coordinate their own transportation needs. Certain of our current customers maintain transportation departments that could be expanded to manage freight transportation in-house. If we cannot successfully compete against companies providing services similar to, or that are substitutes for, our own or if our customers begin to provide for themselves the services we currently provide to them, our business, financial condition, operating results and profitability may be materially adversely affected.

A significant portion of the freight transported in our network relates to the automotive, electronics, telecom and related infrastructure equipment, apparel and other durable goods and equipment industries. The demand for the products produced by these industries and, in turn, the demand for our scheduled freight network services for the transportation of freight from these industries has historically trended in relationship to the strength of the U.S. economy. Furthermore, these industries tend to be seasonal in nature and, as a result, our business is also seasonal with the third and fourth quarters historically being the highest demand and strongest revenue quarters.

The announcements in November 2005 by General Motors Corp. and Ford Motor Co. that each of them expect to close multiple plants may have an impact on the amount of freight transported generally in the automotive industry. A significant decrease in freight transportation in the automotive industry could significantly reduce the demand for our expedited air network and have a material adverse impact on our results of operations.

Our inability to attract sufficient customers at economical prices for our expanded ground network could impair our ability to compete in the LTL ground freight market, causing us to fail to meet the financial goals of our business expansion plans.

The profitability of our LTL ground freight network depends on our ability to carry sufficient freight to cover our contracted trucking costs, capital costs associated with expanding our ground freight network and certain recurring fixed costs. If we are unable to attract sufficient customers willing to pay high enough rates to cover our sunk costs and fixed costs, we will not be able to meet the financial goals of our LTL ground freight network.

Our failure to comply with the financial ratios and other covenants in our Credit Facility could result in an event of default that could cause acceleration of our indebtedness.

The terms of our credit facility with Wells Fargo Business Credit, Inc., or the Credit Facility, require us to achieve and maintain certain specified financial ratios. Our failure to comply with the financial ratios and other covenants and requirements contained in the Credit Facility could cause an event of default. The occurrence of an event of default could prohibit us from accessing additional borrowings and permit Wells Fargo Business Credit to declare the amount outstanding under the Credit Facility to be immediately due and payable. In addition, pursuant to our lockbox arrangement with Wells Fargo Business Credit, upon an event of default, Wells Fargo Business Credit could apply all of the payments on our accounts receivable to repay the amount outstanding under the Credit Facility. In that event, we would not have access to the cash flow generated by our accounts receivable until the amount outstanding under the Credit Facility is first repaid in full. As of December 31, 2005, we had $1.9 million borrowed under the Credit Facility. In the event of an event of default, our assets or cash flow may not be sufficient to repay fully our borrowings under our Credit Facility, and we may be unable to refinance or restructure the payments on the Credit Facility on favorable terms or at all. An event of default under our Credit Facility, particularly if followed by an acceleration of any outstanding amount, could have a material adverse effect on our business.

The terms of our Credit Facility could restrict our operations.

Our Credit Facility contains covenants that restrict our ability to, among other things, make capital expenditures, enter into aircraft operating leases, modify our corporate governance documents, incur certain additional debt, declare or pay certain dividends, enter into transactions with our affiliates, consolidate, merge with or acquire another business, sell certain of our assets or liquidate, dissolve or wind-up our company. These restrictions may limit our ability to engage in activities which could expand our business, including obtaining future financing, making needed capital expenditures, or taking advantage of business opportunities such as strategic acquisitions and dispositions, all of which could have an adverse effect on our business and results of operations.

Writedowns of the value of our aircraft parts and supplies inventory could have a material adverse impact on our results of operations.

When we emerged from bankruptcy in September 2002, we had a substantial amount of Boeing 727-200 aircraft parts and supplies inventory. The amount of aircraft parts and supplies inventory necessary to operate our Boeing 727-200 fleet is dependent upon the number and usage of Boeing 727-200 cargo aircraft that we operate. To the extent we reduce the number of Boeing 727-200 cargo aircraft that we operate in the future either through attrition or replacement with other aircraft types including the Boeing 737-300SF cargo aircraft, we may need fewer Boeing 727-200 aircraft parts and supplies inventory to maintain our Boeing 727-200 fleet. If we conclude we have aircraft parts and supplies inventory in excess of our current or anticipated future needs and if we determine that the fair market value of our Boeing 727-200 aircraft parts and supplies inventory has declined from the values established when we emerged from bankruptcy, we would have to write down the value of our Boeing 727-200 aircraft parts and supplies inventory. We review this inventory and value it at least annually. Any such writedown could have a material adverse impact on our financial results.

If we lose access to, or sustain damage to, our Fort Wayne, Indiana facilities, our business would be interrupted, which could adversely affect our business and results of operations.

Our Fort Wayne, Indiana facilities act as the hub of our expedited scheduled air freight network. As a result, virtually all of the air freight we transport passes through our Fort Wayne facilities on the way to its final destination. If we are unable to access our Fort Wayne facilities because of security concerns, a natural disaster, a condemnation or otherwise or if these facilities are destroyed or materially damaged, our business would be materially adversely affected.

Furthermore, any damage to our Fort Wayne facilities could damage some or all of the freight in the facilities. If freight is damaged, we may be liable to our customers for such damage and we may lose sales and customers as a result. Any material damages we must pay to customers, or material loss of sales or customers, would have a material adverse effect on our business and results of operations.

We have a $10 million business interruption insurance policy to both offset the cost of, and compensate us for, certain events which interrupt our operations. However, the coverage may not be sufficient to compensate us for all potential losses and the conditions to the coverage may preclude us from obtaining reimbursement for some potential losses. While we have attempted to select our level of coverage based upon the most likely potential disasters and events that could interrupt our business, we may not have been able to foresee all the costs and implications of a disaster or other event and, therefore, the coverage may not be sufficient to reimburse us for our losses. Any material losses for which we are unable to obtain reimbursement may have a material adverse effect on our results of operations.

Increases in the cost, or a reduction in the availability, of airframe or aircraft engine maintenance may result in increased costs.

To keep our owned and leased aircraft in airworthy condition, we must hire third parties to perform scheduled heavy airframe and aircraft engine maintenance on them. An increase in the cost of airframe or aircraft engine maintenance would increase our maintenance expenses. In addition, a reduction in the availability of airframe or aircraft engine maintenance services could result in delays in getting airframes or aircraft engines serviced and result in increased maintenance expenses and lost revenue. Any increase in maintenance expenses or loss of revenue due to delays in obtaining maintenance services could have a material adverse effect on our results of operations.

Increases in the cost, or decreases in the supply, of jet and diesel fuel could have a material adverse effect on our results of operations.

One of our most significant and variable costs is jet fuel. During the nine months ended September 30, 2005, our jet fuel averaged $1.77 per gallon, an increase of 38.3%, as compared to $1.28 per gallon for the nine months ended September 30, 2004. Jet fuel costs per gallon include the cost of jet fuel and the cost of all taxes, fees and surcharges necessary to deliver the jet fuel into the aircraft. During the nine months ended September 30, 2005, we used between 2.1 million and 2.8 million gallons of jet fuel per month, depending on the mix of aircraft flown, the weight, origin and destination of freight shipped and the number of days the network operated during each month. During the nine months ended September 30, 2005, each $0.01 change in the price per gallon of jet fuel would have resulted in a change in our fuel cost of approximately $220,000.

We purchase jet fuel from various suppliers at current market prices. We do not currently have any long-term contracts for jet fuel, nor do we currently have any agreements to hedge against increases in the price of jet fuel. On a regular basis, we review the price and availability of jet fuel. If we have the opportunity and ability to execute individual purchases at favorable prices or terms, enter into long-term supply contracts for jet fuel or make arrangements to hedge against changes in jet fuel prices, we may enter into such agreements or arrangements.

With respect to our LTL ground freight network, the truck load carriers from whom we contract our trucks pass the increased cost of diesel fuel to us through the use of fuel surcharges, which we attempt to pass on to our customers through the use of fuel surcharges.

We periodically increase our prices or implement fuel surcharges to offset all or some of our increased fuel costs, as our expedited scheduled freight network bears the cost of increases in jet and diesel fuel prices. If we are unable due to competitive pressures or other reasons to raise our fuel surcharges or prices, we may be forced to absorb increases in jet and/or diesel fuel costs, which could have a material adverse effect on our results of operations. In addition, as we attempt to recapture the increase in jet and/or diesel fuel costs through increasing our prices to our customers and/or through temporary fuel surcharges, our customers may seek lower cost freight transportation alternatives to our expedited scheduled freight network, which could negatively affect our results of operation. The rising cost of jet fuel affects our working capital because we pay for fuel in advance of providing air freight transportation services and typically do not recover these increases through our fuel surcharge until the billing for the air freight transportation service is collected, which is usually between 30 to 45 days after the service is performed.

Additionally, if we were unable to acquire sufficient quantities of jet fuel at a price we deem appropriate to fly our aircraft, we would be required to curtail our operations which could have a material adverse effect on our operations.

Increases in the cost, or decreases in the supply, of ground handling and storage services could significantly disrupt our business.

We contract with third parties to provide ground handling and storage services at all of the cities we serve, with the exception of Fort Wayne, Indiana, which is operated by our employees. We also contract with third parties to provide ground transportation to approximately 35 other cities at which we receive and deliver freight at scheduled times. The impact of an increase in the cost or the decrease in the availability of ground handling and storage services could have a material adverse affect on our business.

The unavailability of aircraft due to unscheduled maintenance, accidents and other events may result in the loss of revenue and customers.

Our revenues depend on having aircraft available for revenue service. From time to time, we may experience unscheduled maintenance due to equipment failures and accidental damage that makes our aircraft unavailable for revenue service. These problems can be compounded by the fact that spare or replacement parts and components may not be readily available in the marketplace. Failure to obtain necessary parts or components in a timely manner or at favorable prices could ground some of our fleet and result in significantly lower revenues. In the event one or more of our aircraft are out of service for an extended period of time, whether due to unscheduled maintenance, accidents or otherwise, we may be forced to lease replacement aircraft and may be unable to fully operate our business. Further, suitable replacement aircraft may not be available on acceptable terms or at all. Loss of revenue from any business interruption or costs to replace airlift could make it difficult to continue to operate our business.

The unavailability of trucks, or increases in the cost of trucking services, may materially adversely impact our results of operations of our LTL ground network.

Our LTL ground network availability depends on having trucks available for service. We do not own the trucks used in our LTL ground network. We contract for dedicated freight hauling capacity under agreements that are terminable on 30 days notice from either party. Failure to have sufficient dedicated freight hauling capacity, at contractually determined prices, could result in significantly lower revenues and could make it difficult to continue to operate our business.

Financial costs and operating limitations imposed by the unionization of our workforce could create material labor problems for our business.

The pilots of our cargo airline are represented by the Airline Pilots Association, or ALPA, a national union representing airline pilots. We have entered into a Collective Bargaining Agreement with the Kitty Hawk Pilots Association, which merged with ALPA effective January 1, 2004. The agreement covers all flight crew members of our cargo airline with respect to compensation, benefits, scheduling, grievances, seniority, and furlough and expires December 1, 2013.

Although our Collective Bargaining Agreement with our flight crew members prohibits strikes, labor disputes with them could still result in a material adverse effect on our operations. Further, if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages, which could have a material adverse effect on our operations.

A failure of our computer systems could significantly disrupt our business.

We utilize a number of computer systems to schedule flights and personnel, track aircraft and freight, bill customers, pay expenses and monitor a variety of our activities, ranging from maintenance and safety compliance to financial performance. The failure of the hardware or software that support these computer systems, or the loss of data contained in any of them, could significantly disrupt our operations.

Aircraft accidents and the resulting repercussions could have a material adverse effect on our business and results of operations.

We are vulnerable to potential losses that may be incurred in the event of an aircraft accident. Any such accident could involve not only repair or replacement of a damaged aircraft and its consequent temporary or permanent loss from revenue service, but also potential claims involving injury to persons or property. We are required by the Department of Transportation, or DOT, to carry liability insurance on each of our aircraft. Although we believe our current insurance coverage is adequate and consistent with current industry practice, including our substantial deductibles, we cannot be assured that our coverage or premiums will not be changed or that we will not suffer substantial losses and lost revenues from accidents. Moreover, any aircraft accident, even if fully insured, could result in FAA directives or investigations or could cause a perception that some of our aircraft are less safe or reliable than other aircraft, which could result in costly compliance requirements, the grounding of some of our fleet and the loss of customers. Any aircraft accident and the repercussion thereof could have a material adverse effect on our results of operations.

Risks Relating to Government Regulation

If we lose our authority to conduct flight operations, we will be unable to run our air freight business.

We are subject to Title 49 of the United States Code, formerly the Federal Aviation Act of 1958, under which the DOT and the FAA, exercise regulatory authority over air carriers. The DOT and the FAA have the authority to modify, amend, suspend or revoke the authority and licenses issued to us for failure to comply with the provisions of law or applicable regulations. In addition, the DOT and the FAA may impose civil or criminal penalties for violations of applicable rules and regulations. In addition, we are subject to regulation by various other federal, state, local and foreign authorities, including the Department of Homeland Security, through the Transportation Security Administration, the Department of Defense and the Environmental Protection Agency. In order to maintain authority to conduct flight operations, we must comply with statutes, rules and regulations pertaining to the airline industry, including any new rules and regulations that may be adopted in the future. Without the necessary authority to conduct flight operations, we will be unable to run our air freight business.

Safety, training and maintenance regulations may hinder our ability to conduct operations or may result in fines or increased costs.

Virtually every aspect of our cargo airline is subject to extensive regulation by the FAA, including the areas of safety, training and maintenance. To ensure compliance with FAA rules and regulations, the FAA routinely inspects air carrier operations and aircraft and can impose civil monetary penalties in the event of non-compliance. Periodically, the FAA focuses on particular aspects of air carrier operations occasioned as a result of a major incident. These types of inspections and regulations often impose additional burdens on air carriers and increase their operating costs. We cannot predict when we will be subject to such inspections or regulations, nor the impact of such inspections or regulations. Other regulations promulgated by state and federal Occupational Safety and Health Administrations, dealing with the health and safety of our employees, impact our operations.

In addition, all of our aircraft are subject to FAA directives issued at any time, including directives issued under the FAA’s “Aging Aircraft” program, or directives issued on an ad hoc basis. These directives can cause us to conduct extensive examinations and structural inspections of our aircraft, engines and components and to make modifications to them to address or prevent problems of corrosion, structural fatigue or additional maintenance requirements. In addition, the FAA may mandate installation of additional equipment on our aircraft, the cost of which may be substantial. Apart from these aircraft related regulations, the FAA may adopt regulations involving other aspects of our air carrier operations, such as training, cargo loading, ground facilities and communications. This extensive regulatory framework, coupled with federal, state and local environmental laws, imposes significant compliance burdens and risks that substantially affect our costs.

If we improperly ship hazardous materials or contraband, we could incur substantial fines or damages.

The FAA exercises regulatory jurisdiction over transporting hazardous materials and contraband. We frequently transport articles that are subject to these regulations. Shippers of hazardous materials share responsibility with the air carrier for compliance with these regulations and are primarily responsible for proper packaging and labeling. Although required to do so, customers may fail to inform us about hazardous or illegal cargo. If we fail to discover any undisclosed weapons, explosives, illegal drugs or other hazardous or illegal cargo or mislabel or otherwise ship hazardous materials, we may suffer possible aircraft damage or liability, as well as fines, penalties or flight bans, which could have a material adverse effect on our results of operations

Department of Homeland Security and Transportation Security regulations may result in unanticipated costs.

As a result of the passage of the Aviation and Transportation Security Act, the U.S. Congress created the Transportation Security Administration, or TSA. By law, the TSA is directed to adopt regulations for the screening of cargo transported on cargo aircraft. The TSA has implemented various new regulations involving the security screening of cargo. At this time, the implementation of these new regulations has not materially adversely affected our ability to process cargo or materially increased our operating costs. However, the TSA could adopt additional security and screening requirements that could have an impact on our ability to efficiently process cargo or otherwise materially increase our operating costs.

The Department of Homeland Security has also taken over many departments and functions that regulate various aspects of our business, such as the U.S. Customs Service, and has formed a Border and Transportation Directorate. The ability of the Department of Homeland Security to efficiently structure these combined operations and functions may affect us in ways that cannot be predicted at this time.

If the ownership of our common stock continues to be highly concentrated, it may prevent other stockholders from influencing significant corporate decisions and may result in conflicts of interest that could cause our stock price to decline.

As of November 14, 2005, the selling stockholders and their affiliates beneficially owned 45.8% of our common stock. The selling stockholders and their affiliates, acting as a group, will have substantial influence and may control the outcome of corporate actions requiring shareholder approval, including the election of directors, any merger, consolidation or sale of all or substantially all of our assets or any other significant corporate transactions. The selling stockholders and their affiliates may also delay or prevent a change of control of our company, even if such a change of control would benefit our other stockholders. The significant concentration of stock ownership may adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Stock ownership by non-U.S. citizens could prevent us from operating our business.

We believe that some of our stockholders are non-U.S. citizens. Under current federal law, our cargo airline could cease to be eligible to operate as a cargo airline if more than 25% of our voting stock were owned or controlled by non-U.S. citizens. Moreover, in order to hold an air carrier certificate, our president and two-thirds of our directors and officers must be U.S. citizens. All of our directors and officers are U.S. citizens. Our Second Amended and Restated Certificate of Incorporation limits the aggregate voting power of non-U.S. persons to 22.5% of the votes voting on or consenting to any matter, and our Amended and Restated Bylaws do not permit non-U.S. citizens to serve as directors or officers.

Risks Related to Our Common Stock

The market price for our common stock may be volatile.

The market price of our common stock could fluctuate substantially in the future in response to a number of factors, including, among others:

•	our performance and prospects;

•	the performance and prospects of our major customers;

•	the limited depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	general financial and other market conditions;

•	the cost and supply of fuel; and

•	domestic and international economic conditions.

In recent years, the public stock markets have experienced price and trading volume volatility. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons that may or may not be related to their operating performance. If the public stock markets continue to experience price and trading volume volatility in the future, the market price of our common stock could be adversely affected.

In addition, although our common stock is quoted on the American Stock Exchange, our common stock has traded, and may continue to trade, in low volumes. As a result, sales of small amounts of our common stock in the public market could cause the price of our common stock to fluctuate greatly, including in a materially adverse manner.

Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders.

Provisions in our second amended and restated certificate of incorporation, second amended and restated bylaws, the Delaware General Corporation Law and the terms of our shareholder rights plan and Credit Facility could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our second restated certificate of incorporation and second amended and restated bylaws contain the following provisions, among others, which may discourage or prevent another company from acquiring us:

•	a limitation on who may call stockholder meetings;

•	a prohibition on stockholder action by written consent; and

•	advance notification procedures for matters to be brought before stockholder meetings.

In addition, we are subject to provisions of the Delaware General Corporation Law that prohibit us from engaging in a business combination with any “interested stockholder.” These provisions generally mean that a stockholder who owns more than 15% of our voting stock cannot acquire us for a period of three years from the date that the stockholder became an “interested stockholder,” unless various conditions are met, such as approval of the transaction by our board of directors. In addition, the terms of our Credit Facility contain provisions that restrict our ability to merge or consolidate with a potential acquiror. Finally, we have a shareholder rights plan that limits the ability of a person to acquire 15% or more of our outstanding common stock without the prior approval of our board of directors, except that the beneficial ownership threshold applicable under the shareholder rights plan to Lloyd I. Miller, III and his affiliates is 23.5%. Any of the foregoing could impede a merger, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer to acquire our common stock, which, under certain circumstances, could adversely affect the market price of our common stock.

We do not anticipate paying cash dividends to our stockholders in the foreseeable future.

We intend to retain all of our earnings for use in our business and do not anticipate paying cash dividends to our stockholders in the foreseeable future, other than in connection with our obligation to pay quarterly dividends on our shares of Series B Convertible Redeemable Preferred Stock. Further, covenants contained in our Credit Facility restrict our ability to pay cash dividends on our shares of common stock and in some cases on our shares of Series B Convertible Redeemable Preferred Stock.

We may be subject to limitations in our ability to offset income with our future deductible tax attributes

We believe the issuance of the Series B Convertible Redeemable Preferred Stock will be deemed a change in control of our greater than 5% stockholders as defined in Section 382 of the Internal Revenue Code. As such, the ability to utilize our current net operating losses generated through the date of the issuance of the Series B Convertible Redeemable Preferred Stock to offset any future taxable income which may be generated, will be subject to an annual limitation. Other than this annual limitation, our ability to fully utilize our net operating losses prior to their expiration has not been impaired by the sale of the Series B Convertible Redeemable Preferred Stock. However, our current net operating losses have a full valuation allowance against them because it is currently more likely than not that we will not be able to utilize the losses prior to their expiration. Future losses may be similarly affected by future change of control events as defined in Section 382 of the Internal Revenue Code.

SELLING STOCKHOLDERS

Pursuant to a registration rights agreement, dated as of November 14, 2005, we agreed to register certain securities owned by the selling stockholders and to indemnify the selling stockholders against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act of 1933, as amended, or the Securities Act. Under the registration rights agreement, we also agreed to pay the costs and fees of registering the shares of common stock (including the reimbursement of fees paid by the selling stockholders to counsel); however, the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares of common stock.

The following table identifies the selling stockholders, the number and percentage of shares of common stock beneficially owned by the selling stockholders as of November 14, 2005, the number of shares of common stock that the selling stockholders may offer or sell in this offering, and the number and percentage of shares of common stock beneficially owned by the selling stockholders after this offering, assuming they sell all of the shares that may be sold by them in this offering. We have prepared this table based upon information furnished to us by or on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests.

	Shares of Common Stock			Shares of Common Stock
	Beneficially Owned			Beneficially Owned
	Prior to the Offering			After the Offering
	Number of Shares			Number of Shares
	Beneficially	Percent of	Number of Shares	Beneficially	Percent of
Selling Stockholder	Owned	Class(1)	Being Offered	Owned(2)	Class(1)

Lloyd I. Miller, III and affiliates(3)(4)(5)	12,808,302	22.5%	10,680,275	2,128,027	4.2%
Bryant R. Riley and affiliates(6)(7)(8)	6,630,548	12.5%	2,570,270	4,060,278	8.1%
Bonanza Master Fund, Ltd. and affiliates(9)	6,205,405	11.5%	3,855,405	2,350,000	4.7%
Paul J. Solit and affiliates(10)(11)	5,140,539	9.3%	5,140,539	—	—
Richard Steiner and affiliates(12)	449,795	*	449,795	—	—
Philip H. Steiner and affiliates(13)	449,795	*	449,795	—	—
Bluegrass Growth Fund L.P.(14)	321,284	*	321,284	—	—

*	Less than one percent

(1)	Based on 50,310,061 shares of our common stock that were issued and outstanding as of November 14, 2005. Percentage ownership has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Assumes that the selling stockholders sell all of their shares of common stock covered by this prospectus.

(3)	Lloyd I. Miller, III, or Miller, is: (i) the investment advisor to the trustee of Trust A-4 and Trust C; (ii) the manager of Milfam LLC, an Ohio limited liability company, which is the managing general partner of Milfam I L.P., a Georgia limited partnership, and Milfam II L.P., a Georgia limited Partnership; and (iii) the custodian to certain accounts created pursuant to the Florida Uniform Gift to Minors Act for Alexandra Miller (“Alexandra UGMA”) and Lloyd I. Miller, IV (“Lloyd IV UGMA”).

(4)	As of November 14, 2005, Miller beneficially owned 12,808,302 shares of common stock, consisting of: (i) 2,739,842 shares owned of record by Trust A-4 (which includes warrants to purchase 97,683 shares of common stock); (ii) 250,000 shares owned of record by Trust C; (iii) 709,343 shares owned of record by

Milfam I L.P.; (iv) 5,191,712 shares owned of record by Milfam II L.P. (which includes warrants to purchase 585,488 shares of common stock and 2,000 shares of Series B Convertible Redeemable Preferred Stock convertible into 2,082,465 shares of common stock); (v) 30,000 shares owned by Alexandra UGMA; (vi) 32,000 shares owned by Lloyd IV UGMA; and (vii) 3,855,405 shares owned by Miller directly (which includes warrants to purchase 731,707 shares of common stock and 3,000 shares of Series B Convertible Redeemable Preferred Stock which is convertible into 3,123,698 shares of common stock). Except with respect to the 3,855,405 shares directly owned by Miller, Miller disclaims such beneficial ownership. PNC Bank, N.A. is the trustee of both Trust A-4 and Trust C and as such, PNC Bank, N.A. may be deemed to beneficially own the shares of common stock currently owned by Trust A-4 and Trust C and any shares that may be purchased by Trust A-4 and Trust C upon the exercise of warrants held by them. PNC Bank, N.A. disclaims such beneficial ownership.

(5)	The number of shares being offered with respect to Miller and his affiliates is based on our commitment, under the Registration Rights Agreement, dated November 14, 2005, by and among us and the selling stockholders, to pursue registration of all of the unregistered shares of common stock beneficially owned by Miller. Of the shares of common stock beneficially owned by Miller, (i) 709,342 shares of common stock owned by Trust A-4, (ii) 709,343 shares of common stock owned by Milfam I, L.P., and (iii) 709,342 shares of common stock owned by Milfam II, L.P. were registered for resale pursuant to a Registration Statement on Form S-3 (Reg. No. 333-119302). None of these shares of common stock are being offered for resale pursuant to this prospectus.

(6)	Bryant R. Riley, or Riley, is (i) the Chairman and CEO of B. Riley & Co., Inc., a member broker-dealer of the NASD, Inc.; (ii) manager of Riley Investment Management, LLC, which is the general partner of SACC Partners LP; and (iii) a trustee for B. Riley & Co. Retirement Trust.

(7)	As of November 14, 2005, Riley beneficially owned 6,630,548 shares of common stock, consisting of: (i) 6,091,212 shares held by SACC Partners LP (which includes warrants to purchase 426,829 shares of common stock and 1,750 shares of Series B Convertible Redeemable Preferred Stock convertible into 1,822,157 shares of common stock); (ii) 321,284 shares held by B. Riley & Co. Retirement Trust (which includes warrants to purchase 60,976 shares of common stock and 250 shares of Series B Convertible Redeemable Preferred Stock convertible into 260,308 shares of common stock); and (iii) 218,052 shares held by B. Riley & Co., Inc. Tom Kelleher as (i) the President of B. Riley & Co., Inc.; (ii) manager of Riley Investment Management, LLC, which is the general partner of SACC Partners LP; and (iii) a trustee for B. Riley & Co. Retirement Trust may be deemed to share beneficial ownership of the shares of common stock beneficially owned or acquired by B. Riley & Co., Inc., SACC Partners LP and B. Riley & Co. Retirement Trust, respectively. Mr. Kelleher disclaims any such beneficial ownership.

(8)	The number of shares beneficially owned by Riley after the offering consist of 3,842,226 shares of common stock owned by SACC Partners LP and 218,052 shares of common stock owned by B. Riley & Co., Inc. Of the shares of common stock beneficially owned by Riley, (i) 1,875,191 shares of common stock owned by SACC Partners LP and (ii) 355,728 shares of common stock owned by B. Riley & Co., Inc. were registered for resale pursuant to a Registration Statement on Form S-3 (Reg. No. 333-119302). None of these shares of common stock are being offered for resale pursuant to this prospectus.

(9)	As of November 14, 2005, Bonanza Master Fund, Ltd. (“BMF”) beneficially owned 6,205,405 shares of common stock (which includes warrants to purchase 731,707 shares of common stock and 3,000 shares of Series B Convertible Redeemable Preferred Stock convertible into 3,123,698 shares of common stock). Bernay Box, as the President of Bonanza Fund Management, Inc., a Texas corporation, which is the general partner of Bonanza Capital, Ltd., a Texas limited partnership, which is the general partner of BMF, may be deemed to share beneficial ownership of shares of common stock beneficially owned by BMF or acquired by BMF. Mr. Box disclaims any such beneficial ownership.

(10)	Paul J. Solit, or Solit, is: (i) the Managing Member of Potomac Capital Management LLC, which is the general partner of Potomac Capital Partners LP (“PCPLP”); (ii) the President and sole owner of Potomac Capital Management Inc. (“PCMI”); and (iii) a Director of Potomac Capital International Ltd. (“PCIL”), an international business company formed under the laws of the British Virgin Islands. PCMI is the

Investment Manager of (i) PCIL and (ii) Pleiades Investment Partners-R, LP (“Pleiades”), a private investment partnership formed under the laws of the State of Delaware.

(11)	As of November 14, 2005, Solit beneficially owned 5,140,539 shares, consisting of: (i) 2,238,705 shares held by PCPLP (which includes warrants to purchase 424,878 shares of common stock and 1,742 shares of Series B Convertible Redeemable Preferred Stock convertible into 1,813,827 shares of common stock); (ii) 1,516,459 shares held by Pleiades (which includes warrants to purchase 287,805 shares of common stock and 1,180 shares of Series B Convertible Redeemable Preferred Stock convertible into 1,228,654 shares of common stock); and (iii) 1,385,375 shares held by PCIL (which includes warrants to purchase 262,927 shares of common stock and 1,078 shares of Series B Convertible Redeemable Preferred Stock convertible into 1,122,448 shares of common stock).

(12)	Richard Steiner is a general partner of Corky and Rick Steiner Family L.P. (the “CRSFLP”). As of November 14, 2005, Richard Steiner beneficially owned 449,795 shares of common stock, consisting of: (i) 192,769 shares held by CRSFLP (which includes warrants to purchase 36,585 shares of common stock and 150 shares of Series B Convertible Redeemable Preferred Stock convertible into 156,184 shares of common stock); and (ii) 257,026 shares held directly by Richard Steiner (which includes warrants to purchase 48,780 shares of common stock and 200 shares of Series B Convertible Redeemable Preferred Stock convertible into 208,246 shares of common stock).

(13)	Philip H. Steiner, also known as “Corky” Steiner, is a general partner of CRSFLP. As of November 14, 2005, Philip H. Steiner beneficially owned 449,795 shares of common stock, consisting of: (i) 192,769 shares held by CRSFLP (which includes warrants to purchase 36,585 shares of common stock and 150 shares of Series B Convertible Redeemable Preferred Stock convertible into 156,184 shares of common stock); and (ii) 257,026 shares held directly by Philip H. Steiner (which includes warrants to purchase 48,780 shares of common stock and 200 shares of Series B Convertible Redeemable Preferred Stock convertible into 208,246 shares of common stock).

(14)	Bluegrass Growth Fund Partners, LLC is the general partner of Bluegrass Growth Fund LP. By virtue of such relationship, Bluegrass Growth Fund Partners, LLC may be deemed to have voting and dispositive power over the shares owned by Bluegrass Growth Fund LP. Bluegrass Growth Fund Partners, LLC disclaims beneficial ownership of such shares. Mr. Brian Shatz has delegated authority from the partners of Bluegrass Growth Fund Partners, LLC with respect to the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz may be deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz disclaims beneficial ownership of such shares of common stock and has no legal right to maintain such delegated authority.

PLAN OF DISTRIBUTION

Distribution by the Selling Stockholders

As used in this prospectus, “selling stockholders” include the successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests. In all cases, the selling stockholders will act independently of us in making decisions with respect to the timing, manner, size and price of each sale. The selling stockholders may sell any of the securities being offered under this prospectus in any one or more of the following ways from time to time:

•	on the American Stock Exchange, on any other national securities exchange or market or in the over-the-counter market on which our common stock may be listed or quoted at the time of any such sale;

•	through underwriters or dealers;

•	through agents;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	as exchange distributions in accordance with the rules of the applicable exchange;

•	directly to purchasers, including institutional investors;

•	through ordinary brokerage transactions where the broker solicits purchasers;

•	to a broker-dealer, as principal, for resale by the broker-dealer for its account;

•	through privately negotiated transactions;

•	through remarketing firms;

•	through short sales;

•	through a combination of any of these methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, the selling stockholders may sell their common stock under Rule 144 of the Securities Act rather than under this prospectus, if the transaction meets the requirements of Rule 144, or by any other legally available means. The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of the sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

Two of the selling stockholders, SACC Partners, LP and B. Riley & Co. Retirement Trust dated 1/1/99, are affiliates of B. Riley & Co., Inc., a broker-dealer. Based on representations made by such stockholders to us, we believe that such stockholders purchased the securities to be registered hereunder in the ordinary course of business, and that at the time of such purchase, such stockholders had no agreement or understanding, directly or indirectly, with any person to distribute the securities.

Underwriters or Dealers

Unless otherwise indicated in the applicable prospectus supplement, if underwriters or dealers are utilized in the sale, the securities will be acquired by the underwriters or dealers for their own account. The underwriters or dealers may sell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to several conditions set forth in an agreement between the selling stockholders and the underwriters. Unless otherwise indicated in the applicable prospectus supplement, the underwriters will be obligated to purchase all of the securities offered if any of the securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, in which selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued.

If the selling stockholders use dealers in the sale of securities, they will sell the securities to them as principals. The dealers may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Agents

The selling stockholders may designate agents who agree to use their reasonable efforts to solicit purchasers for the period of their appointment or to sell securities on a continuing basis.

Direct Sales

The selling stockholders may also sell securities directly to one or more purchasers without using underwriters or agents.

Remarketing Firms

The securities may be re-sold to the public following their redemption or repayment by one or more remarketing firms. Remarketing firms may act as principals for their own accounts or as agents for us.

Rights Offerings; Conversions

If we were to issue rights on a pro rata basis to our stockholders, we may be able to use this prospectus to offer and sell the securities underlying the rights. We may also be able to use the prospectus to offer and sell securities to be received upon conversion of any convertible securities we may issue or upon exercise of transferable warrants that may be issued by us or an affiliate.

General Information

Underwriters, dealers, agents and remarketing firms that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriter, dealer, agent or remarketing firm will be identified and the terms of the transaction, including their compensation, will be described in a prospectus supplement. We or the selling stockholders may have agreements with underwriters, dealers, agents or remarketing firms to indemnify them against certain liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers, agents or remarketing firms, or their affiliates may be customers of, engage in transactions with or perform services for, us or our subsidiaries in the ordinary course of their business.

The selling stockholders may use agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Delayed delivery contracts will be subject to only those conditions set forth in the prospectus supplement. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

Hedging and Other Transactions

In addition to the manners of distribution described above, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from the selling stockholders to close out its short positions;

•	sell common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling stockholders to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

A distribution of the common stock by the selling stockholders may also be effected through the issuance by the selling stockholders or others of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts, swaps and the writing of options.

Pledges; Certain Transfers and Donations

From time to time, the selling stockholders may pledge or grant a security interest in some or all of our common stock owned by them. If the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such common stock from time to time by this prospectus. The selling stockholders also may transfer and donate our common stock owned by it in other circumstances. The number of shares of our common stock beneficially owned by the selling stockholders will decrease as and when the selling stockholders transfer or donate their shares of our common stock or default in performing obligations secured by its shares of our common stock. The plan of distribution for the securities offered and sold under this prospectus will otherwise remain unchanged, except that each of the transferees, donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.

EXPERTS

The consolidated financial statements incorporated in the registration statement of which this prospectus is a part by reference to our Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by Grant Thornton LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the issuance of any securities offered under this prospectus will be passed upon for us by our lawyers, Haynes and Boone, LLP. Counsel named in the prospectus supplement will issue opinions about the validity of the securities for any agents, dealers or underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other expenses of Issuance and Distribution

The following table sets forth the expenses, other than commissions, expected to be incurred in connection with the offering described in the Registration Statement:

Expense	Amount

Securities and Exchange Commission registration fee	$3,100	*
Legal fees	50,000	*
Printing and engraving expenses	1,000	*
Auditors’ fees	10,000	*
Blue sky and legal investment fees and expenses	1,000	*
Trustee and Authenticating Agent fees	—
Miscellaneous expenses	5,000	*

Total	$70,100	*

* Estimated

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “Delaware Law”) permits indemnification of the directors and officers of Kitty Hawk, Inc., a Delaware corporation (the “Company”), involved in a civil or criminal action, suit or proceeding, including, under certain circumstances, suits by or in the right of the Company, for any expenses, including attorney’s fees, and (except in the case of suits by or in the right of the Company), any liabilities which they may have incurred in consequences of such action, suit or proceeding under conditions stated in said Section.

Article Eighth of the Company’s Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), limits the personal liability of the Company’s directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. In addition, Article Ninth of the Certificate defines and clarifies the rights of certain individuals, including the Company’s directors and officers, to indemnification by the Company against personal liability or expenses incurred by them as a result of certain litigation against them.

Set forth below is a description of Article Eighth and Ninth of the Certificate. Such descriptions are intended only as summaries and are qualified in their entirety by reference to the Company’s Certificate and Second Amended and Restated Bylaws (the “Bylaws”).

Article Eighth of the Certificate protects the directors of the Company against personal liability for breaches of their duty of care. Article Eighth of the Certificate absolves directors of liability for negligence in the performance of their duties, including gross negligence. Directors remain liable for breaches of the duty of loyalty to the Company and its stockholders as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derived improper personal benefit. In addition, Article Eighth of the Certificate does not absolve directors of liability for unlawful dividends or stock repurchases or redemptions to which a negligence standard presently applies under the Delaware Law. Also, there may be certain liabilities, such as those under the federal securities laws or other state or federal laws, which a court may hold are unaffected by Article Eighth of the Certificate.

Although Article Eighth of the Certificate provides the directors of the Company with protections against personal liability for monetary damages for breaches of their duty of care, it does not eliminate the directors’ duty of care. Accordingly, Article Eighth of the Certificate would have no effect on the availability of equitable remedies such as an injunction to prevent a proposed action or rescission of a contract based upon a director’s breach of his or her duty of care. Although both directors and officers of the Company are covered by indemnification provisions under Article Ninth of the Certificate (as discussed below), Article Eighth of the Certificate limits liability only with respect to a person acting in the capacity of a director.

Article Ninth of the Certificate provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another entity, including service with respect to employee benefit plans maintained or sponsored by the Company) will be indemnified and held harmless by the Company, to the fullest extent authorized by the Delaware Law, as currently in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid in settlement) reasonably incurred by such person in connection therewith.

Article Ninth of the Certificate provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. Article Ninth of the Certificate further provides that while it is a defense to such a suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense will be on the Company. Neither the failure of the Company’s Board of Directors to have made a determination that indemnification is proper, nor an actual determination by the Company’s Board of Directors that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Article Ninth of the Certificate also provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company’s Certificate or Bylaws, or otherwise. Article Ninth of the Certificate also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Delaware Law.

Article Ninth of the Certificate further provides that the rights conferred therein are contract rights and include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under the Bylaws or otherwise. Article Ninth of the Certificate also provides that the Company may, by action of its Board of Directors, provide indemnification to its agents or employees with the same scope and effect as the foregoing indemnification of directors and officers.

Pursuant to a registration rights agreement entered into by the Company and the selling stockholders, under certain circumstances, each of the Company and the selling stockholders have agreed to indemnify each other and their respective directors and officers for certain liabilities arising from untrue statements or misleading omissions contained in a registration statement related to the securities registrable pursuant to the registration rights agreement. The common stock being registered on behalf of the selling stockholders pursuant to this registration statement is being registered pursuant to the registration rights agreement.

Item 16.	Exhibits

Exhibit
Number		Description of Exhibit

**1	.1	Form of Underwriting Agreement for Common Stock.
3.1		Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc. (Exhibit 99.1 to Kitty Hawk, Inc.’s Form 8-K dated October 1, 2002, and incorporated herein by reference).
3.2		Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated February 6, 2003 (Exhibit 3.2 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated March 12, 2003, and incorporated herein by reference).
3.3		Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated July 13, 2004 (Exhibit 3.3 to Kitty Hawk’s Registration Statement on Form 8-A dated August 23, 2004, and incorporated herein by reference).
3.4		Second Amended and Restated Bylaws of Kitty Hawk, Inc., dated October 31, 2003 (Exhibit 3.3 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated November 12, 2003, and incorporated herein by reference).
*4	.1	Certificate of Designation, Preferences and Rights of Series B Preferred Stock, par value $0.01 per share, of Kitty Hawk, Inc., filed as of November 14, 2005.
*4	.2	Registration Rights Agreement, dated November 14, 2005, by and among Kitty Hawk, Inc. and the selling stockholders.
*4	.3	Securities Purchase Agreement, dated November 9, 2005, by and among Kitty Hawk, Inc. and the selling stockholders.
*4	.4	Standstill Agreement, dated November 14, 2005, by and among Kitty Hawk, Inc. and the selling stockholders.
*4	.5	Form of Common Stock Purchase Warrant.
*5	.1	Legal Opinion of Haynes and Boone, LLP.
*23	.1	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).
*23	.2	Consent of Grant Thornton LLP.
*24	.1	Power of Attorney (incorporated in the signature page of the Registration Statement).

*	Filed herewith

**	To be filed by amendment or on Form 8-K

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a Registration Statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The registrant undertakes that in a primary offering of securities of the registrant pursuant to the Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 12th day of January, 2006.

KITTY HAWK, INC.

By:	/s/ Steven E. Markhoff
Steven E. Markhoff
Vice President Strategic Planning,
Corporate Secretary and General Counsel

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Kitty Hawk, Inc., a Delaware Corporation, do hereby constitute and appoint Robert W. Zoller, Jr., Steve E. Markhoff, and James Kupferschmid, and each of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part of or in connection with such registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 12th day of January, 2006.

Signature	Title

/s/ Robert W. Zoller, Jr. Robert W. Zoller, Jr.	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ James R. Kupferschmid James R. Kupferschmid	Vice President & Chief Financial Officer (Principal Financial Officer)

/s/ Jessica L. Wilson Jessica L. Wilson	Chief Accounting Officer (Principal Accounting Officer)

/s/ Gerald L. Gitner Gerald L. Gitner	Director

/s/ Myron M. Kaplan Myron M. Kaplan	Director

Signature	Title

/s/ Raymond Greer Raymond Greer	Director

/s/ Joseph D. Ruffolo Joseph D. Ruffolo	Director

/s/ Laurie M. Shahon Laurie M. Shahon	Director

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

**1	.1	Form of Underwriting Agreement for Common Stock.
3.1		Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc. (Exhibit 99.1 to Kitty Hawk, Inc.’s Form 8-K dated October 1, 2002, and incorporated herein by reference).
3.2		Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated February 6, 2003 (Exhibit 3.2 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated March 12, 2003, and incorporated herein by reference).
3.3		Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of Kitty Hawk, Inc., dated July 13, 2004 (Exhibit 3.3 to Kitty Hawk’s Registration Statement on Form 8-A dated August 23, 2004, and incorporated herein by reference).
3.4		Second Amended and Restated Bylaws of Kitty Hawk, Inc., dated October 31, 2003 (Exhibit 3.3 to Kitty Hawk, Inc.’s amended Registration Statement on Form 8-A/A dated November 12, 2003, and incorporated herein by reference).
*4	.1	Certificate of Designation, Preferences and Rights of Series B Preferred Stock, par value $0.01 per share, of Kitty Hawk, Inc., filed as of November 14, 2005.
*4	.2	Registration Rights Agreement, dated November 14, 2005, by and among Kitty Hawk, Inc. and the selling stockholders.
*4	.3	Securities Purchase Agreement, dated November 9, 2005, by and among Kitty Hawk, Inc. and the selling stockholders.
*4	.4	Standstill Agreement, dated November 14, 2005, by and among Kitty Hawk, Inc. and the selling stockholders.
*4	.5	Form of Common Stock Purchase Warrant.
*5	.1	Legal Opinion of Haynes and Boone, LLP.
*23	.1	Consent of Haynes and Boone, LLP (included in its opinion filed as Exhibit 5.1).
*23	.2	Consent of Grant Thornton LLP.
*24	.1	Power of Attorney (incorporated in the signature page of the Registration Statement).

*	Filed herewith

**	To be filed by amendment or on Form 8-K